Exhibit 10.12
3COM CORPORATION
FORM OF FIRST AMENDMENT TO MANAGEMENT RETENTION
AGREEMENT
     This AMENDMENT is made and entered into pursuant to the MANAGEMENT RETENTION AGREEMENT of [                    ] (the “Agreement”) by and between 3Com Corporation (the “Company”) and [          ] (“Employee”).
     WHEREAS, the Company desires to amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW, THEREFORE, it is hereby agreed that the Agreement is amended in the following respects, effective as of January 1, 2009, or such earlier date as required to comply with Code Section 409A and guidance issued thereunder.
     1. Paragraph (a) of Section 3 is revised in its entirety to read as follows:
“(a) Involuntary Termination other than for Cause, death or Disability or Voluntary Termination for Good Reason Within Three (3) Months Prior to or Within Twelve (12) Months Following a Change of Control. If, within three (3) months prior to or within twelve (12) months following a Change of Control, the Employee’s employment is terminated (i) involuntarily by the Company other than for Cause, death or Disability or (ii) by the Employee pursuant to a Voluntary Termination for Good Reason, then, subject to the Employee’s executing a mutual release, as provided in the following paragraph, the Company shall provide the Employee with the benefits described below upon such termination. “Termination Date” shall mean herein the Employee’s last date of employment with 3Com Corporation or, if later, the date on which the Employee incurs a separation from service with 3Com Corporation as defined in Treasury Regulation Section 1.409A-1(h).
The receipt of any severance or other benefits pursuant to this Section 3 will be subject to the Employee signing and returning to the Company a separation agreement and release of claims in substantially the form attached hereto as Exhibit A (as updated at the Company’s discretion or to reflect applicable local, state and federal law) (“Release Agreement”), by no later than forty-five (45) days after the date of termination of Employee’s employment. Failure to return the Release Agreement by the forty-fifth (45th) day, or revoking the release of claims within the seven (7) day revocation period, will result in a forfeiture of severance pay. The Release Agreement shall be furnished to the Employee in sufficient time to enable the Employee to comply with the preceding sentence, taking into account the period of time that the Employee must be given to consider the terms of the Release Agreement under any applicable law.
(i) Lump-Sum Payment. A lump-sum cash payment in an amount equal to one hundred percent (100%) of the Employee’s Annual Compensation, subject to all applicable taxes and withholdings, to be paid within sixty-

five (65) days of the Termination Date (the payment of which is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code) pursuant to the short-term deferral rules of Treasury Regulation 1.409A-1(b)(4));
(ii) Continued Employee Benefits. Company-paid health, dental, vision, long-term disability, and life insurance coverage at the same level of coverage and coverage tier as was provided to the Employee and/or the Employee’s dependents immediately prior to the termination of his/her employment and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to the Change of Control (the “Company-Paid Coverage”). Company-Paid Coverage shall continue until the earlier of (i) two (2) years from the date of termination, or (ii) the date upon which the Employee and/or his/her dependents become covered under another employer’s group health, dental, vision, long-term disability, or life insurance plans that provide the Employee and/or his dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for the Employee and/or his/her dependents shall be the date upon which the Company-Paid Coverage commences, and each month of Company-Paid Coverage provided hereunder shall offset a month of continuation coverage otherwise due under COBRA. To the extent that the period during which the continued provision of medical and dental benefits falls within the applicable COBRA continuation period, such continued provision of medical and dental benefits is exempt from Code Section 409A under Treasury Regulation Section 1.409A-1(b)(9)(v)(B). To the extent that the period during which the continued provision of medical and dental benefits extends beyond the applicable COBRA continuation period, the following shall apply: (a) the premiums for continued medical and dental coverage shall be paid on a monthly basis; (b) any amounts paid to or on behalf of the Employee as reimbursement for medical and/or dental expenses shall be paid on or before the last day of the year following the year in which such expense was incurred; (c) any amounts paid to or on behalf of the Employee as reimbursement for medical and/or dental expenses during one year will not affect the Employee’s eligibility for amounts paid to or on behalf of the Employee as reimbursement for medical and/or dental expenses during any other year; and (d) the right to continued coverage beyond the applicable COBRA continuation period is not subject to liquidation or exchange for another benefit. This paragraph shall be administered and interpreted consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv);
(iii) Pro-Rated Bonus Payment. A lump-sum cash payment equal to one hundred percent (100%) of the Employee’s Target Bonus as in effect for the fiscal year in which the Change of Control occurs, pro-rated by multiplying such Target Bonus amount by a fraction, the numerator of which shall be the number of calendar days prior to occurrence of the Change of Control during such fiscal year, and the denominator of which shall be three-hundred and sixty-five (365), subject to all applicable taxes and withholdings, to be paid within sixty-five (65) days of the Termination Date (the payment of which is intended to be exempt from Section 409A of the Code pursuant to the short-term deferral rules of Treasury Regulation 1.409A-1(b)(4));
(iv) Equity Compensation Accelerated Vesting. One hundred percent (100%) of the unvested portion of any stock option, restricted stock or other Company equity compensation held by the Employee shall automatically be accelerated in full so as to become completely vested; provided, however, that if this occurs due to a qualifying termination of employment occurring within three (3) months prior to a Change of Control, such acceleration shall become effective upon the date of the Change of Control, with transfer of shares, payment of cash, or removal of restrictions on shares, whichever applicable, occurring as soon as practicable, but in no event later than the sixtieth (60th) day following the Employee’s termination of employment or Change of Control, whichever is later. Notwithstanding the foregoing, if the Employee is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i) and as applied according to procedures of the Company) and the award is subject to Code Section 409A, transfer of shares shall occur on the first market day following the six (6) month anniversary of the Employee’s termination of employment; and
(v) Extension of Stock Option and Stock Appreciation Right Post-Termination Exercisability. The post-termination exercise period of any outstanding Company stock options and stock appreciation rights held by the Employee shall be extended to the lesser of (A) one (1) year from the Employee’s termination date, or (B) the original term of the award.”
     2. Add a new sentence at the end of Section 4(b) to read as follows:
“In no event shall payment be made later than the end of the year following the year in which Employee remits the related taxes.”
     3. Paragraph (d) of Section 5 is revised in its entirety to read as follows:
“(d) Change of Control. “Change of Control” means the occurrence of any of the following events:
(i) Any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or change in ownership of a substantial portion of the Company’s assets (i.e., the total gross fair market value of the Company’s assets acquired during the twelve (12) month period ending on the date of the most recent acquisition equals more than fifty percent (50%) of the total gross fair market value of all of the Company’s assets (without regard to associated liabilities) immediately before such acquisition or acquisitions) other than a transfer of assets to a related person as described in Treasury Regulation Section 1.409A-3(i)(5)(vii)(B); or
(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(iv) A change in the composition of the Board occurring within a twelve (12) month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date upon which this Agreement was entered into, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.”
     4. Paragraph (g) of Section 5 is revised in its entirety to read as follows:
(g) Voluntary Termination for Good Reason. “Voluntary Termination for Good Reason” shall mean the Employee’s voluntary resignation following the initial existence of one or more of the following conditions arising without the consent of the Employee:
1. a material diminution in the Employee’s base compensation;
2. a material diminution in the Employee’s authority, duties, or responsibilities;
3. a material change in the geographic location at which the Employee must perform services; or
4. any other action or inaction that constitutes a material breach by the Company of the agreement, if any, under which the Employee provides services.

Notwithstanding the forgoing, no such condition described herein shall constitute a Voluntary Termination for Good Reason unless (i) the Employee has given written notice to the Company specifying the condition relied upon for such termination within ninety (90) days of the initial existence of the condition and the Company has been given thirty (30) days to remedy the condition and has not done so within such thirty (30) days and (ii) the Employee’s Termination Date occurs within six (6) months of the initial existence of one or more of the conditions specified.”
     5. Paragraph (b) of Section 8 is revised in its entirety to read as follows:
(b) Notice of Termination. Not less than thirty days prior to a termination for Cause, the Company must provide to the Employee notice of termination, indicating the specific termination provision in this Agreement relied upon. Said notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the final date of employment.
     6. A new Section 9 is added and the remaining sections are renumbered accordingly:
(a) Payment of Severance Benefits. Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A and as applied according to procedures of the Company at the time of Employee’s termination of employment (other than due to death), then the severance benefits payable to Employee under this Agreement, if any, and any other severance payments or separation benefits payments that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to Employee on or within the six (6) month period following Employee’s termination of employment will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his or her termination of employment but prior to the six (6) month anniversary of his or her date of termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to Employee’s estate as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment of severance benefits to Employee under this Agreement that is made by March 15 of the calendar year following Employee’s termination of employment and is intended to not constitute a “deferral of compensation” by virtue of the “short term deferral” rule of Treasury Regulations Section 1.409A-1(b)(4) shall constitute a “separate payment” for purposes of application of that rule.

(b) Amendments to this Agreement with Respect to Section 409A. The severance payments and other benefits provided under this Agreement are intended to not constitute a “deferral of compensation” under Section 409A, to the extent possible, or, to the extent not so possible, to comply with the requirements of Sections 409A(a)(2), (3) and (4) of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the income inclusion, additional tax or interest provisions of Section 409A(a)(1), and any ambiguities herein will be interpreted in accordance with that intent. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or interest or income recognition prior to actual payment to Employee under Section 409A(a)(1).”
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(signature page follows)

     IN WITNESS WHEREOF, each of the parties has executed this First Amendment to the Agreement, in the case of the Company by a duly authorized Employee’s, as of the day and year written below.

COMPANY:

3COM CORPORATION

Date:
By:

EMPLOYEE:

Date: